Brian J. Radecki Chief Financial Officer (202) 336-6920 bradecki@costargroup.com	Richard Simonelli Senior Director Investor Relations (202) 346-6394 rsimonelli@costargroup.com

CoStar Group Grows Year-Over-Year Revenue 36% and EBITDA 47%

Company Raises 2014 Revenue and Earnings Guidance

WASHINGTON, DC - October 29, 2014 - CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and online marketplaces, announced today that revenue for the third quarter of 2014 was $153.1 million, an increase of approximately 36% over revenue of $112.3 million for the third quarter of 2013.

EBITDA in the third quarter of 2014 increased to $43.7 million compared to $29.8 million in the third quarter of 2013, which represents an increase of $13.9 million or approximately 47% year-over-year. Adjusted EBITDA (defined below) was $51.8 million in the third quarter of 2014 versus $37.7 million in the third quarter of 2013, which is an increase of 37% year-over-year.

“We had a very strong third quarter with solid top and bottom line growth as we crossed $600 million in annual revenue run rate,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “I am very pleased that our investment in our CoStar field sales force is beginning to show solid results. Annualized net new sales for core CoStar subscription services increased 25% in the third quarter of 2014 versus the third quarter of last year. Companywide annualized net new sales on annual contracts were $15.4 million in the third quarter of 2014, an increase of 12% compared to the third quarter of 2013. Our debt/equity sales focus has yielded excellent results year-to-date and we have begun to invest in additional sales people and researchers to offer even stronger higher priced core services and tools for institutional clients.”

Florance continued, “Similar to the first two quarters after we acquired LoopNet, we have made some immediate significant improvements to accelerate the Apartments.com business. Revenue grew 18% year-over-year as of the third quarter of 2014. In the two quarters since we acquired Apartments.com, our improvements to the website as well as investments in search engine optimization and marketing have resulted in increases in site traffic and leads. According to comScore, we are now number one in total monthly visits among apartment internet listing services. The increased traffic has resulted in large increases in leads to our customers, which are up 24% in the third quarter of 2014 compared to the third quarter of 2013.”

Year 2013-2014 Quarterly Results - Unaudited
(in millions, except per share data)
	2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Revenues	$104.0	$109.0	$112.3	$115.6	$119.1	$147.7	$153.1
EBITDA	7.6	25.3	29.8	31.5	27.0	37.6	43.7
Net income (loss)	(2.4)	8.3	11.1	12.8	9.7	8.2	13.0
Net income (loss) per share - diluted	(0.09)	0.29	0.39	0.45	0.34	0.28	0.40
Weighted average outstanding shares - diluted	27.4	28.2	28.3	28.4	28.8	29.5	32.1

Adjusted EBITDA	25.7	32.6	37.7	40.8	37.0	45.3	51.8
Non-GAAP Net Income	13.0	17.2	20.2	22.2	19.8	23.5	27.9
Non-GAAP Net Income per share - diluted	0.47	0.61	0.71	0.78	0.69	0.80	0.87

“In just 30 months since the close of the LoopNet acquisition, we have achieved nearly $80 million of cross-selling revenue and we have turned LoopNet into a growing and vibrant marketplace,” stated Florance. “We have increased the number of paid listings by 67% since the close of the acquisition raising the number of paid listings to over 50% of total LoopNet listings. LoopNet also reached an all-time high in unique monthly visitors with 5.5 million in the third quarter of 2014 up 55% since the second quarter of 2012 when CoStar acquired the business.”

Florance said, “Based on our successful launch in Toronto and strong demand for broader coverage in Canada from our large customers, we plan to expand into additional Canadian cities in 2015. We have begun to increase the size of our research team to cover the other major markets in Canada.”

Net income in the third quarter of 2014 was $13.0 million or $0.40 per diluted share compared to net income of $11.1 million or $0.39 per diluted share in the third quarter of 2013. Non-GAAP net income (defined below) in the third quarter of 2014 was $27.9 million or $0.87 per diluted share, which represents an increase of $7.7 million or 38% year-over-year.

As of September 30, 2014, the Company had approximately $507.3 million in cash, cash equivalents and long-term investments, which is an increase of $40.8 million since June 30, 2014, driven by the largest quarterly increase in cash flow from operations in our history. Short and long-term debt outstanding totaled approximately $390.0 million as of September 30, 2014.

2014 Outlook

“Based on our strong financial performance through the first nine months of 2014, which resulted from continued growth of our core information services and marketplaces as well as positive trends in the recently acquired Apartments.com business, we are raising our revenue and earnings guidance for 2014,” stated Brian J. Radecki, Chief Financial Officer of CoStar Group.

The increased revenue outlook incorporates performance to date and accounts for upcoming expected seasonality in the LoopNet and Apartments marketplace businesses which are typically down in the fourth quarter compared to the third quarter, offset by expected strong growth in the CoStar information services. For the full year of 2014, the Company expects revenue in the range of approximately $572 million to $574 million, an increase of $5 million at the midpoint compared to the Company’s prior guidance.

For the fourth quarter of 2014, the Company currently expects non-GAAP net income per diluted share (defined below) in a range of approximately $0.85 to $0.89 based on 32.2 million diluted shares. The Company has already started to reinvest some of the benefits of its recent strong performance to expand core research efforts to support continued growth in owner and institutional investor customer verticals, to support Apartments.com and to prepare for expansion into new Canadian markets in 2015. The impact of these investments is expected to be $4 million to $5 million, or $0.07 to $0.09 of non-GAAP net income per diluted share, in the fourth quarter of 2014 and approximately $20 million to $25 million for the full-year 2015.

For the full year of 2014, the Company currently expects non-GAAP net income per diluted share in a range of approximately $3.22 to $3.26 based on 30.6 million diluted shares, an increase of approximately $0.16 at the midpoint compared to the Company’s prior guidance.

The preceding forward-looking statements reflect CoStar Group’s expectations as of October 29, 2014, including forward-looking non-GAAP financial measures on a consolidated basis. We are not able to forecast with certainty whether or when certain events, such as the exact amounts or timing of investments, acquisition-related costs, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of non-GAAP net income, EBITDA, adjusted EBITDA and all of the disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs, and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. We assume a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Earnings Conference Call

Management will conduct a conference call at 11:00 AM EDT on Thursday, October 30, 2014 to discuss earnings results for the third quarter of 2014 and the Company’s outlook for 2014. The audio portion of the conference call will be broadcast live over the Internet at http://www.CoStargroup.com/investors.aspx. To join the conference call by telephone, please dial (800) 230-1092 (from the United States and Canada) or (612) 332-0228 (from all other countries) and refer to conference code 338195. An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 338195. The webcast replay will also be available in the Investors section of CoStar Group's website for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013

Revenues	$153,056	$112,301	$419,840	$325,333
Cost of revenues	40,932	31,724	114,056	97,431
Gross margin	112,124	80,577	305,784	227,902

Operating expenses:
Selling and marketing	40,668	23,625	109,302	74,139
Software development	14,227	11,562	41,721	35,152
General and administrative	25,388	21,940	76,535	74,457
Purchase amortization	8,361	3,680	20,696	11,699
	88,644	60,807	248,254	195,447

Income from operations	23,480	19,770	57,530	32,455
Interest and other income	46	52	245	239
Interest and other expense	(2,698)	(1,736)	(8,066)	(5,249)
Income before income taxes	20,828	18,086	49,709	27,445
Income tax expense, net	7,871	7,034	18,763	10,510
Net income	$12,957	$11,052	$30,946	$16,935

Net income per share - basic	$0.41	$0.40	$1.04	$0.61
Net income per share - diluted	$0.40	$0.39	$1.03	$0.60

Weighted average outstanding shares - basic	31,742	27,758	29,692	27,607
Weighted average outstanding shares - diluted	32,075	28,349	30,134	28,137

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	For the Three Months		For The Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013

Net income	$12,957	$11,052	$30,946	$16,935
Income tax expense, net	7,871	7,034	18,763	10,510
Income before income taxes	20,828	18,086	49,709	27,445
Purchase amortization and other related costs	16,151	6,634	39,243	20,706
Stock-based compensation expense	6,647	7,788	20,906	32,270
Acquisition and integration related costs	707	—	3,178	638
Restructuring and related costs	—	91	—	362
Settlements and impairments	746	—	1,799	—
Non-GAAP income before income taxes	45,079	32,599	114,835	81,421
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(17,130)	(12,388)	(43,638)	(30,940)
Non-GAAP net income	$27,949	$20,211	$71,197	$50,481

Net income per share - diluted	$0.40	$0.39	$1.03	$0.60
Non-GAAP net income per share - diluted	$0.87	$0.71	$2.36	$1.79

Weighted average outstanding shares - diluted	32,075	28,349	30,134	28,137

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months		For The Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013

Net income	$12,957	$11,052	$30,946	$16,935
Purchase amortization in cost of revenues	7,790	2,954	18,547	9,007
Purchase amortization in operating expenses	8,361	3,680	20,696	11,699
Depreciation and other amortization	4,061	3,388	11,490	9,531
Interest income	(46)	(52)	(245)	(239)
Interest expense	2,698	1,736	8,066	5,249
Income tax expense, net	7,871	7,034	18,763	10,510
EBITDA	$43,692	$29,792	$108,263	$62,692
Stock-based compensation expense	6,647	7,788	20,906	32,270
Acquisition and integration related costs	707	—	3,178	638
Restructuring and related costs	—	91	—	362
Settlements and impairments	746	—	1,799	—
Adjusted EBITDA	$51,792	$37,671	$134,146	$95,962

CoStar Group, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$486,195	$255,953
Accounts receivable, net	39,051	20,761
Deferred and other income taxes, net	24,394	22,506
Prepaid and other current assets	9,754	6,597
Debt issuance costs, net	3,358	2,649
Total current assets	562,752	308,466

Long-term investments	21,081	21,990
Property and equipment, net	70,675	57,719
Goodwill	1,139,917	718,587
Intangible and other assets, net	257,177	144,472
Deposits and other assets	2,045	1,855
Debt issuance costs, net	10,694	3,893
Total assets	$2,064,341	$1,256,982

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$61,890	$53,128
Current portion of long-term debt	20,000	24,063
Deferred revenue	38,311	34,362
Total current liabilities	120,201	111,553

Long-term debt, less current portion	370,000	129,062
Deferred gain on sale of building	24,393	26,286
Deferred rent	25,961	22,828
Deferred income taxes, net	26,532	34,582
Income taxes payable	4,881	4,809

Stockholders' equity	1,492,373	927,862
Total liabilities and stockholders' equity	$2,064,341	$1,256,982

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
Revenues
North America	$146,899	$107,230	$402,074	$310,762
International
External customers	6,157	5,071	17,766	14,571
Intersegment revenue *	5	131	41	277
Total International revenue	6,162	5,202	17,807	14,848
Intersegment eliminations	(5)	(131)	(41)	(277)
Total revenues	$153,056	$112,301	$419,840	$325,333

EBITDA
North America**	$42,929	$30,855	$106,387	$66,609
International ***	763	(1,063)	1,876	(3,917)
Total EBITDA	$43,692	$29,792	$108,263	$62,692

*Intersegment revenue recorded during 2014 was attributable to services performed for the Company’s wholly owned subsidiary, CoStar Portfolio Strategy by Grecam S.A.S. (“Grecam”), a wholly owned subsidiary of CoStar Limited, the Company's wholly owned U.K. holding company. Intersegment revenue recorded during 2013 was attributable to services performed for CoStar Portfolio Strategy by Property and Portfolio Research Ltd., a wholly owned subsidiary of CoStar Portfolio Strategy. Intersegment revenue is recorded at an amount the Company believes approximates fair value. North America EBITDA includes a corresponding cost for the services performed by Grecam and Property and Portfolio Research Ltd. for CoStar Portfolio Strategy.

**North America EBITDA includes an allocation of approximately $200,000 and $300,000 for the three months ended September 30, 2014 and 2013, respectively. North America EBITDA includes an allocation of approximately $900,000 and $600,000 for the nine months ended September 30, 2014 and 2013, respectively. This allocation represents costs incurred for International employees involved in development activities of the Company's North America operating segment.

***International EBITDA includes a corporate allocation of approximately $100,000 for each of the three months ended September 30, 2014 and 2013. International EBITDA includes a corporate allocation of approximately $200,000 and $300,000 for the nine months ended September 30, 2014 and 2013, respectively. This allocation represents costs incurred for North America employees involved in management and expansion activities of the Company's International operating segment.

Reconciliation of Non-GAAP Financial Measures with 2013-2014 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income

	2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income (loss)	$(2.4)	$8.3	$11.1	$12.8	$9.7	$8.2	$13.0
Income tax expense (benefit), net	(1.8)	5.3	7.0	7.3	5.9	5.0	7.8
Income (loss) before income taxes	(4.2)	13.6	18.1	20.1	15.6	13.2	20.8
Purchase amortization and other related costs	7.1	6.9	6.6	6.4	6.2	17.0	16.1
Stock-based compensation expense	17.3	7.2	7.8	9.3	7.9	6.3	6.7
Acquisition and integration related costs	0.5	0.1	—	—	1.1	1.4	0.7
Restructuring and related costs	0.3	—	0.1	—	—	—	—
Settlements and impairments	—	—	—	—	1.0	—	0.7
Non-GAAP income before income taxes	21.0	27.8	32.6	35.8	31.8	37.9	45.0
Assumed rate for income tax expense, net *	38%	38%	38%	38%	38%	38%	38%
Assumed provision for income tax expense, net	(8.0)	(10.6)	(12.4)	(13.6)	(12.0)	(14.4)	(17.1)
Non-GAAP net income	$13.0	$17.2	$20.2	$22.2	$19.8	$23.5	$27.9

Non-GAAP net income per share - diluted	$0.47	$0.61	$0.71	$0.78	$0.69	$0.80	$0.87

Weighted average outstanding shares - diluted**	27.9	28.2	28.3	28.4	28.8	29.5	32.1

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.
** For periods with GAAP net losses, the basic weighted-average outstanding shares are used to calculate the GAAP net loss per share as including the effect of the potentially dilutive securities would have an anti-dilutive effect. For periods with Non-GAAP net income, the diluted weighted-average outstanding shares are used to calculate Non-GAAP net income per share in order to reflect the impact of potentially dilutive securities.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income (loss)	$(2.4)	$8.3	$11.1	$12.8	$9.7	$8.2	$13.0
Purchase amortization	7.1	6.9	6.6	6.4	6.2	17.0	16.1
Depreciation and other amortization	3.0	3.1	3.4	3.4	3.7	3.7	4.1
Interest income	(0.1)	(0.1)	(0.0)	(0.1)	(0.1)	(0.1)	(0.0)
Interest expense	1.8	1.8	1.7	1.7	1.6	3.8	2.7
Income tax expense (benefit), net	(1.8)	5.3	7.0	7.3	5.9	5.0	7.8
EBITDA	$7.6	$25.3	$29.8	$31.5	$27.0	$37.6	$43.7
Stock-based compensation expense	17.3	7.2	7.8	9.3	7.9	6.3	6.7
Acquisition and integration related costs	0.5	0.1	—	—	1.1	1.4	0.7
Restructuring and related costs	0.3	—	0.1	—	—	—	—
Settlements and impairments	—	—	—	—	1.0	—	0.7
Adjusted EBITDA	$25.7	$32.6	$37.7	$40.8	$37.0	$45.3	$51.8

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance-Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended December 31, 2014		Ended December 31, 2014
	Low	High	Low	High

Net income	$9,200	$12,400	$40,100	$43,300
Income tax expense, net	5,700	7,600	24,500	26,400
Income before income taxes	14,900	20,000	64,600	69,700
Purchase amortization and other related costs	15,600	15,600	54,800	54,800
Stock-based compensation expense	8,100	7,100	29,000	28,000
Acquisition and integration related costs	1,300	300	4,500	3,500
Restructuring and related costs	4,000	3,000	4,000	3,000
Settlements and Impairments	—	—	1,800	1,800
Non-GAAP Income before income taxes	43,900	46,000	158,700	160,800
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(16,682)	(17,480)	(60,306)	(61,104)
Non-GAAP Net Income	$27,218	$28,520	$98,394	$99,696

Net Income per share - diluted	$0.29	$0.39	$1.31	$1.42
Non-GAAP Net Income per share - diluted	$0.85	$0.89	$3.22	$3.26

Weighted average outstanding shares - diluted	32,200	32,200	30,600	30,600

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended December 31, 2014		Ended December 31, 2014
	Low	High	Low	High
Net income	$9,200	$12,400	$40,100	$43,300
Purchase amortization and other related costs	15,600	15,600	54,800	54,800
Depreciation and other amortization	4,100	4,100	15,600	15,600
Interest and other expense (income), net	2,500	2,500	10,300	10,300
Income tax expense, net	5,700	7,600	24,500	26,400
Stock-based compensation expense	8,100	7,100	29,000	28,000
Acquisition and integration related costs	1,300	300	4,500	3,500
Restructuring and related costs	4,000	3,000	4,000	3,000
Settlements and impairments	—	—	1,800	1,800
Adjusted EBITDA	$50,500	$52,600	$184,600	$186,700

About CoStar Group, Inc.
CoStar Group (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Through LoopNet, the Company operates the most heavily trafficked commercial real estate marketplace online with more than 9.0 million registered members. Apartments.com is a premier online apartment resource for renters that matches apartment seekers with great apartment homes and provides property managers and owners a proven platform for marketing their properties. CoStar operates websites with over 17.5 million unique monthly visitors in aggregate during third quarter of 2014. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S., Canada and Europe with a staff of over 2,300 worldwide, including the industry's largest professional research organization. For more information, visit www.costargroup.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar's financial expectations, the company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release cannot or will not be sustained at the current pace, including trends related to sales, earnings, revenue, investments and seasonality; the risk that investments in the company, including investments in research, sales, marketing and product development, do not produce the expected results; the risk that current investment plans and expected amounts to support growth in owner and institutional investor customer verticals, Apartments.com and Canadian markets, or the timing of any such investments, may change; the risk that the company is unable to sustain current growth rates or increase them; the risk that the businesses of Apartments.com and CoStar Group may not be combined successfully or in a timely and cost-efficient manner; the risk that revenues for the fourth quarter and full year 2014 will not be as stated in this press release; the risk that net income for the fourth quarter of 2014 and full year 2014 will not be as stated in this press release; the risk that non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2014 and full year 2014 will not be as stated in this press release; the risk that Adjusted EBITDA for the fourth quarter of 2014 and full year 2014 will not be as stated in this press release; the risk that the impact of investments on earnings will not be as stated in this release; and the risk that synergies from the acquisition of Apartments.com will not be as expected, occur within the expected timeframe or drive revenue and earnings growth as expected. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, each of which is filed with the SEC, including in the “Risk Factors” section of those filings, and the company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.